UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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[ ]	Soliciting Material Pursuant to § 240.14a-12.

PACER FUNDS TRUST

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Pacer Trendpilot® US Bond ETF

  July 24, 2023
Dear Shareholder,

As a shareholder of the Pacer Trendpilot® US Bond ETF (the “Fund”), a series of Pacer Funds Trust (the “Trust”), you recently received a proxy communication via e-mail or a proxy statement and proxy card(s) in the mail in connection with the Special Meeting of Shareholders to be held on August 16, 2023.

The Shareholder Meeting relates to an acquisition of Vident Advisory, your Fund’s subadviser, by Casey Crawford through various holding entities. Mr. Crawford is the Co-Founder and CEO of Movement Mortgage. In order to ensure your Fund’s investment program continues uninterrupted, you are being asked to consider and approve a new investment sub-advisory agreement among Pacer Advisors, Inc. (the Adviser), Vident Advisory, LLC (the Sub-Adviser), and the Trust, on behalf of the Fund.

After careful consideration, your Board of Trustees recommends shareholders vote FOR the proposal. It is important that you exercise your right to vote. Please take a moment to sign, date and mail the enclosed proxy card in the pre-paid envelope or follow the instructions below to vote by internet or telephone.

How Will the Transaction Affect Shareholders?

It is important that you know that if the proposed transaction is completed, it will have no effect on investment policies and strategies. I share with you the following:

•	There will be NO increase in your management fees and expenses.
•	Your investment will continue to be managed by your Portfolio Management team.
•	Your investment will continue with an identical investment objective and investment strategies.

The Fund has a unique combination of retail and institutional investors. You and your fellow shareholders will have a substantial positive impact on the vote if you act early. Please see voting instructions below:

If you have any questions or need assistance in voting, please contact our proxy solicitor, Morrow Sodali (“MSFS”) at 1-833-252-3691. Please note that an MSFS representative may call you to assist you in voting. For more information, please refer to the proxy statement.

Thank you,

JOE M. THOMSON